JOHN HANCOCK INVESTMENT TRUST

ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77D

Policies with Respect to Security Investments

On June 7, 2011, the Board of Trustees approved the following change to the investment policy regarding the use of preferred securities:

For John Hancock Balanced Fund, John Hancock Global Opportunities Fund, John Hancock Large Cap Equity, John Hancock Small Cap Intrinsic Value Fund and John Hancock Sovereign Investors Fund:

The Funds may invest in convertible securities, which may include corporate notes or preferred ~~stock~~  securities.